File No. 333-103008
                                                      Filed under Rule 424(b)(3)

                PROSPECTUS SUPPLEMENT NO. 1 DATED OCTOBER 6, 2003

                     To the Prospectus dated August 12, 2003

                        COLLAGENEX PHARMACEUTICALS, INC.

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         This prospectus supplement supplements and should be read in conjunction with the prospectus dated August 12, 2003, relating to 2,000,000 shares of our common stock that we may offer and sell from time to time. We will receive all of the proceeds from any shares sold. The prospectus was filed as part of our registration statement on Form S-3 (No. 333-103008).

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         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.
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         No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Stock Purchase

         On October 3, 2003, we entered into agreements for the sale of 2,000,000 shares of our common stock to certain institutional investors for an aggregate purchase price of $20.0 million, which generated net proceeds to us of approximately $18.8 million. In connection with such financing, we engaged each of Rodman & Renshaw and Jessup & Lamont as placement agents on a best efforts basis. We paid an aggregate of approximately $1.2 million to such placement agents in connection with this transaction. The prospectus provides for the sale of up to 2,000,000 in registered shares of our common stock.

                                 October 6, 2003